Exhibit 99.1

IDACORP

February 23, 2011

IDACORP, Inc. Announces Year-End and Fourth Quarter 2010 Results,

Initiates 2011 Earnings Guidance

BOISE—IDACORP, Inc. (NYSE: IDA) reported 2010 net income attributable to IDACORP of $142.8 million, or $2.95 per diluted share, compared to $124.4 million, or $2.64 per diluted share in 2009.  IDACORP reported fourth quarter 2010 net income attributable to IDACORP of $20.4 million, or $0.41 per diluted share, compared to $23.5 million, or $0.49 per diluted share in the fourth quarter of 2009.  The 2011 full year earnings guidance is being initiated in the range of $2.80 to $2.95 per diluted share.

Idaho Power Company, IDACORP’s principal subsidiary, reported 2010 net income of $140.6 million compared to $122.6 million in 2009, and net income of $18.9 million in the  fourth quarter of 2010 compared to $25.9 million for the same period in 2009.

“In the midst of the economic uncertainty that still exists nationally and in our service area, IDACORP recorded another year of growth and sound financial performance in 2010.  Our focus on fiscal stewardship, collaborative regulatory strategy and proactive use of opportunities to reduce income tax expense more than offset the impact of  lower energy sales,” said IDACORP and Idaho Power Company President and CEO LaMont Keen.

“In 2011 our regulatory agreement in Idaho will continue to provide benefits to our customers and a financial backstop to the company.  Our challenge this year is to set the framework for success in 2012 and beyond. We must diligently pursue cost recovery starting in 2012 on the investments we are making to reliably meet our customers’ energy needs while being sensitive to the impacts price adjustments have on them. We will build on the momentum developed over the last several years to meet the challenges ahead,” added Keen.

Performance Summary

A summary of financial highlights, including net income attributable to IDACORP and earnings per diluted share for the years ended December 31, 2010 and 2009, is as follows (in thousands except per share amounts):

	Year ended
	December 31,
	2010	2009
General business revenues	$870,371	$883,765
Total operating revenue	1,036,029	1,049,800
Total operating expenses	837,359	846,217
Income from operations	198,670	203,583
Net income attributable to IDACORP	142,798	124,350
Average outstanding shares – diluted	48,340	47,182
Earnings per diluted share	$2.95	$2.64

The following table presents a reconciliation of net income attributable to IDACORP, Inc. for the year ended December 31, 2009 to December 31, 2010 (items are in millions and are before tax unless otherwise noted):

Net Income Attributable to IDACORP, Inc. - 2009		$124.4
Change in Idaho Power net income before taxes:
Rate and other regulatory changes, including power cost and fixed cost adjustment mechanisms	$23.9
Reduced sales volumes	(18.4)
Oregon 2007 excess power cost deferral in 2009	(6.4)
Increased transmission and property rental revenues	4.3
Increased depreciation expense	(5.3)
Increased property tax	(3.0)
Other decreases	(1.0)
Change in Idaho Power income from operations	(5.9)
Change in life insurance benefits	(4.3)
Change in earnings at Bridger Coal Company	3.0
Other net increases	0.5
Capitalized repairs method change net income tax benefit	41.5
Other income tax expense	(16.7)
Total increase in Idaho Power net income		18.1
Change in subsidiary earnings and holding
company expenses (net of tax)		0.3
Net Income Attributable to IDACORP, Inc. - 2010		$142.8

Idaho Power’s operating income decreased $5.9 million as compared to 2009.  Regulatory changes, which include the Idaho rate settlement benefits and the impacts of the Power Cost Adjustment and Fixed Cost Adjustment (FCA) mechanisms, increased operating income by $23.9 million.  These were partially offset by reductions in sales volumes of $18.4 million.  Idaho Power’s operating income also decreased due to a $6.4 million Oregon excess power cost recovery recorded in 2009 that did not recur in 2010.

Sales volumes decreased four percent for the year as compared to 2009 in all customer classes, except irrigation.  Mild weather contributed to the reduced electricity demand for other customers, who rely on electric power for cooling and heating.  Other contributing factors included increased energy conservation and continued weak economic conditions evidenced by relatively high unemployment levels and nominal customer growth.  Relatively low precipitation in Idaho Power’s service territory during the third quarter of 2010 contributed to increased sales to irrigation customers, who rely on electric power to operate irrigation systems.  Volume decreases were partially offset by the FCA mechanism and lower power supply costs.

Other items influencing the change in Idaho Power’s 2010 operating income from 2009 included:

•         Transmission revenues, a component of Other revenue, increased $4.3 million, resulting primarily from new transmission facilities and an increase in the Federal Energy Regulatory Commission formula rate for transmission services.

•         Depreciation expense increased $5.3 million, due to increased investments in plant and the acceleration of depreciation expense for non-AMI meters related to Idaho Power’s conversion to Advanced Metering Infrastructure.  Idaho Power has regulatory orders to collect an offsetting amount through rates.

•         Property tax for Idaho increased $3.0 million due to lower residential and commercial values in other property classes shifting tax costs to centrally assessed property.

A tax accounting method change of $41.5 million for repair-related expenditures on utility assets for the 2009 tax year significantly impacted IDACORP’s and Idaho Power’s 2010 results.  In 2010, Idaho Power recorded a tax benefit of $44.5 million related to the cumulative effect of the method change (tax years 1999 through 2009) and included an annual deduction estimate in its 2010 income tax provision, which resulted in a $11.7 million tax benefit.  Idaho Power has recorded a current liability for uncertain tax positions of $14.7 million relating to the tax accounting method change for repair-related expenditures.

Also during 2010, Idaho Power recorded a tax method change relating to uniform capitalization with the tax benefits fully offset by a current uncertain tax position liability equal to the 2010 net tax benefit, resulting in no impact on IDACORP’s or Idaho Power’s net income for 2010.  Initially, an uncertain tax position liability of $65.3 million was established for this method change.  For the 2010 year, reversing impacts of this temporary difference reduced the uncertain tax position liability by $5.6 million bringing the year-end balance to $59.7 million.  While Idaho Power has an agreement with the IRS for examination and tax return filing purposes, it is awaiting U.S. Congress Joint Committee on Taxation approval of its method or approval of methods filed by other similarly-situated companies before concluding that the new method is effectively settled for financial reporting purposes.

2011 Annual Earnings Guidance

IDACORP is initiating its earnings guidance estimate for 2011 in a range of $2.80 to $2.95 per diluted share.  The 2011 guidance incorporates all of the key operating and financial assumptions listed below, but does not include potential benefits that could result from the settlement of the uniform capitalization tax method change.

The current outlook for 2011 key operating and financial metrics is as follows:

Key Operating & Financial Metrics	2011	2010
	Estimate	Actual
Idaho Power Operation & Maintenance
Expense (millions)	$300-$310	$294
Idaho Power Capital
Expenditures (millions) (1)	$320-$330	$341
Idaho Power Hydroelectric
Generation (million MWh’s) (2)	7.5-9.5	7.3
Non-Regulated Subsidiary Earnings
and Holding Company Expenses (millions)	$0-$3	$2

(1)        The 2011 range for capital expenditures includes amounts for Langley Gulch power plant, and expenditures for the siting and permitting of major transmission expansions for the Boardman to Hemingway and Gateway West transmission projects.

(2)        The estimated hydroelectric generation range is based, in part, on a National Weather Service report stating that La Nina conditions, including an enhanced chance of above-average precipitation in Idaho and the Snake River Basin, are expected to continue into spring 2011.  On February 16, 2011, reservoir storage levels in selected federal reservoirs upstream of Brownlee reservoir were approximately 110 percent of average.

More detailed financial information will be provided in IDACORP’s Annual Report on Form 10-K to be filed today with the Securities and Exchange Commission and posted to the IDACORP Web site at www.idacorpinc.com.

Web Cast / Conference Call

IDACORP will hold an analyst conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time).  All parties interested in listening may do so through a live Web cast, or by calling (617) 213-8056 for listen-only mode.  The passcode is “Idaho.”  Slides will be included during the conference call.  To access the slide deck, register for the event just prior to the call at www.idacorpinc.com/financials/confcalls.cfm.  A replay of the conference call will be available on the IDACORP Web site for a period of 12 months.

Background Information

Boise, Idaho-based IDACORP, Inc., formed in 1998, is a holding company comprised of Idaho Power Company, a regulated electric utility; IDACORP Financial, a holder of affordable housing projects and other real estate investments; and Ida-West Energy, an operator of small hydroelectric generation projects that satisfy the requirements of the Public Utility Regulatory Policies Act of 1978.  To learn more about Idaho Power or IDACORP, visit www.idahopower.com or www.idacorpinc.com.

Forward-Looking Statements

Certain statements contained in this news release, including statements with respect to future earnings,outlook for 2011 key operating and financial metrics, ongoing operations, and financial condition, are forward-looking statements within the meaning of federal securities laws and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Any statements that express or involve discussions as to expectations, beliefs, plans, objectives, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “targets,” “predicts,” “projects,” “may result,” “may continue,” or similar expressions, are not statements of historical facts and may be forward-looking.  Forward-looking statements are not guarantees of future performance and involve estimates, assumptions, risks and uncertainties.  Actual results, performance or outcomes may differ materially from the results discussed in the statements.  Factors that could cause actual results to differ materially from the forward-looking statements include the following: (a) the effect of regulatory decisions by the Idaho Public Utilities Commission, the Oregon Public Utility Commission, and the Federal Energy Regulatory Commission affecting Idaho Power’s ability to recover costs and/or earn a reasonable rate of return, including, but not limited to, the recovery or disallowance of costs that have been deferred, financings, allowed rates of return, electricity pricing and price structures, acquisition and disposal of assets and facilities, and current or prospective wholesale and retail competition; (b) changes in and compliance with state and federal laws, policies, and regulations, including new interpretations and enforcement initiatives by regulatory and oversight bodies, including, but not limited to, the Federal Energy Regulatory Commission and Idaho and Oregon state regulatory commissions; (c) changes in tax laws or new interpretations of tax laws, and the availability, use, and regulatory treatment of any tax credits; (d) litigation and regulatory proceedings, and penalties, settlements, or awards that influence business and profitability; (e) changes in and costs of compliance with laws, regulations, and policies relating to the environment, natural resources, and endangered species and the adoption of laws and regulations addressing the environment; (f) increases in capital expenditures and potential reductions in generation capacity as a result of regulatory conditions that may be imposed on power generating plant license renewals, or the non-renewal of such licenses; (g) global climate change and regional weather variations affecting customer demand and hydroelectric generation; (h) over-appropriation of surface and groundwater in the Snake River Basin and the resulting impact on hydroelectric generation; (i) inability to obtain required permits and approvals, rights-of-way, and siting, and risks related to contracting, construction, and start-up, for infrastructure development projects; (j) delays and cost increases in connection with the construction or modification of generating facilities and other capital projects; (k) breakdown or failure of equipment, forced outages, availability of electrical transmission capacity, and the availability of water for hydroelectric power generation, natural gas, coal, and diesel for power generation at thermal plants, and wind conditions for wind power generation; (l) changes in costs and availability of materials, fuel, and commodities, and their impact on the ability to meet required loads and on the wholesale energy market in the western United States; (m) disruptions of Idaho Power’s transmission system or interconnected transmission systems; (n) customer growth rates within Idaho Power’s service area; (o) the continuing effects of the weak economy, including decreased demand for electricity and reduced revenue from sales of excess energy during periods of low wholesale market prices; (p) market prices and demand for energy; (q) reductions in credit ratings and the resulting impact on access to capital markets; (r) results of financing efforts, including the ability to obtain financing or refinance existing debt when necessary or on favorable terms; (s) increases in the costs associated with energy commodity and other derivative instruments; (t) general capital market conditions and government regulation that affects the cost of capital, the ability to access the capital markets, and the amount of funding obligations for postretirement benefits; (u) weather and other natural phenomena such as earthquakes, floods, droughts, lightning, wind, and fire and their impact on power demand and infrastructure; and (v) new accounting or Securities and Exchange Commission or New York Stock Exchange requirements, or new interpretations or application of existing requirements.  Any such forward-looking statements should be considered in light of these factors and others noted in the companies’ Annual Report on Form 10-K for the year ended December 31, 2010 and other reports on file with the Securities and Exchange Commission.  Any forward-looking statement speaks only as of the date on which such statement is made.  IDACORP and Idaho Power disclaim any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

Investor and Analyst Contact	Media Contact

Lawrence F. Spencer	Christian Lybrook
Director of Investor Relations	Corporate Communication
Phone: (208) 388-2664	Phone: (208) 388-2275
LSpencer@idacorpinc.com	CLybrook@idahopower.com